                                                                   Exhibit 10(b)

                                  BROWN-FORMAN CORPORATION
                                  RESTRICTED STOCK PLAN

DEFINITIONS

BOARD:  the Company's Board of Directors.

COMPANY:  Brown-Forman Corporation, a Delaware corporation.

EARNINGS PER SHARE: the Company's audited earnings per share as presented in the Company's Annual Report, as adjusted for the after-tax effect of incentive awards under incentive plans maintained by the Company. The Plan Administrator may adjust Earnings Per Share for the purposes of this Plan to account for changes in the accounting principles during the Fiscal Year, the impact of acquisitions during the Fiscal Year, and extraordinary or unusual items.

ESCROW AGENT:  National City Trust (formerly First Kentucky Trust Company).

FISCAL YEAR:  a year beginning May 1 and ending April 30.

PARTICIPANTS:  participants in the Plan.  (See Section 3 for eligibility.)

PLAN:  the Brown-Forman Corporation Restricted Stock Plan.

PLAN ADMINISTRATOR:  the Compensation Committee of the Board.

RESTRICTED STOCK: Class A Common Stock and/or Class B Common Stock of the Company, restricted as set forth below, which is purchased and held by the Escrow Agent in the name of the Plan's Participants.

SALARY: the straight-time annualized amount (before deferrals) paid to a Participant for work performed, excluding seasonal supplement, bonus, long-term incentive, and expense reimbursement payments of all kinds.

SALARY GRADE MIDPOINT: the middle value of the range of salary levels typically permitted for a given grade or rank assigned to a Participant.

STEP: a move of one salary grade in the same bonus group or a move of one bonus group in the same salary grade.

SUBSIDIARY: a corporation, a majority of the outstanding shares of voting stock of which the Company owns, directly or indirectly.

WINDOW PERIOD: a period beginning on the third business day following the public release of the Company's quarterly or annual sales and earnings information, and ending on the twelfth business day following such public release.

1. OBJECTIVES:  The Plan's objectives are to:
   (a) optimize the Company's profitability and growth through long-term stock incentives, consistent with the Company's other goals;

   (b) encourage teamwork among members of management staffs and excellence in the performance of individual responsibilities;

   (c) provide significant rewards for those members of management who make significant contributions to the Company's success; and

   (d) allow Participants to share in the Company's long-term success.

2. PLAN ADMINISTRATOR: The Plan Administrator shall construe, interpret, and administer the Plan subject to the limitations set forth below.

3. ELIGIBILITY:
   (a) Participation in this Plan is limited to those employees of the Company and its Subsidiaries who, because of their position and responsibilities, constitute (in the opinion of the Plan Administrator) key members of the Company's management.

   (b) Members of the Board who are also employees of the Company or a Subsidiary may participate in the Plan; other Board members may not.

   (c) A person compensated on a fee or retainer basis, as distinguished from salary, may not participate in the Plan.

4. EFFECTIVE DATE: This Plan shall be effective starting with Fiscal Year 1989, and shall remain in effect until the Board terminates it.

5. PARTICIPATION:
   (a)  (1)  Five groups are eligible to participate in the Plan:
             Group I-A:             Chief Executive Officer
             Group I-B:             Other top decision makers
             Groups II-A and II-B:  Other key senior management decision makers
             Group III-A:           Other key executives and managers

        (2) During a Fiscal Year, the Plan Administrator may add a Participant to a group or change a Participant's eligibility in the Plan due to a Participant's hiring or promotion. Changes in eligibility due to a promotion of three or more steps for a twelve month period will be based on 50% of the old bonus award eligibility plus 50% of the new bonus award eligibility. A newly hired Participant's length of service, for proration purposes, will be calculated based on the Participant's date of employment (rounded to the nearest one-half month). Awards to promoted Participants will be prorated based on the date of promotion (rounded to the nearest one-half month).

   (b) Awards will be determined for Participants within each group as follows:
        (1) Groups I-A and I-B - Top Decision Makers: For each Fiscal Year, the Plan Administrator will establish Earnings Per Share goals (threshold, plan, and maximum) upon which the awards for Group I-A and I-B Participants will be based. Awards will be calculated as a percentage of each Participant's Salary as of the first day of the Fiscal Year for which the award is being made.

        (2) Groups II-A and II-B - Other Key Senior Management Decision Makers:
        For each Fiscal Year, the Plan Administrator will establish Earnings Per Share goals and/or divisional operating goals (threshold, plan, and maximum) for which the Participant works, and upon which the awards for Group II-A and II-B Participants will be based. Awards will be calculated as a percentage of each Participant's Salary Grade Midpoint as of the first day of the Fiscal Year for which the award is being made.

        (3) Group III-A - Other Key Executives and Managers: For each Fiscal Year, the Plan Administrator will establish the divisional or corporate operating goals (threshold, plan, and maximum) for which the Participant works and upon which the awards for Group III-A Participants will be based. Awards will be calculated as a percentage of each Participant's Salary Grade Midpoint as of the first day of the Fiscal Year for which the award is being made.

6. OTHER TERMS AND CONDITIONS OF INCENTIVE AWARDS: Receiving an award under this Plan shall not give a Participant any right to a later award or to continued employment by the Company or a Subsidiary for any period of time, nor shall granting an award give the Company or a Subsidiary any right to a Participant's continued services for any period of time.

7. GRANT OF AWARDS:
   (a) Timing: As soon as practical after the certification of financial results by the Company's independent auditors (and subject to adjustment by the Plan Administrator), awards as determined under Section 5 shall be payable in shares of Restricted Stock to be held in escrow for the Participant by the Escrow Agent until such time as restrictions lapse.

   (b) Calculation of Awards; Adjustments:
      (1) The number of shares of Restricted Stock awarded to a Participant for a Fiscal Year shall be determined by dividing the dollar value of the award for such Fiscal Year, as determined under Subsection 5(b) above, by the weighted average of the closing price of the Company's Class A Common Stock and/or Class B Common Stock for the last five trading days of the previous Fiscal Year, rounded up to the next whole share.
      (2) The total number of shares of Restricted Stock which the Plan Administrator may award to all Participants during a Fiscal Year shall be limited to 1% of the number of shares of Class A and Class B Common Stock outstanding on the date that the Plan Administrator determines awards.

      (3) The Plan Administrator may, subject to Paragraph 7(b)(2), in its sole discretion, adjust awards of Restricted Stock to account for: stock dividends or stock splits; a recapitalization, reorganization, merger, consolidation, or other change in capitalization; the Company's sale of all or a significant part of its assets; any distribution to stockholders other than a cash dividend; securities of the Company or another entity's being exchanged for or received in lieu of the Company's Class A or Class B Common Stock; or new, different, or additional shares or other securities of the Company or of any other corporation's being received by the holders of outstanding shares of the Company's Class A Common Stock or Class B Common Stock. Any such adjustment by the Plan Administrator, and any determination by the Plan Administrator that an adjustment is not appropriate, shall be effective and binding for all purposes of this Plan and of all shares of Restricted Stock then outstanding.

8. RESTRICTIONS:
   (a) Except as provided below, a Participant may not sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of shares of Restricted Stock.

   (b) The restrictions set forth in Subsection 8(a) on the shares of Restricted Stock constituting a Fiscal Year's award shall lapse as to one-third of such shares at the end of each of the second, third, and fourth Fiscal Years succeeding the Fiscal Year for which the award is granted.

   (c) Participants will receive dividends on Restricted Stock as declared and paid by the Company, commencing with the receipt of Restricted Stock.

   (d) If the Company decides to undergo a consolidation or merger, or to sell, lease, or convey all or substantially all the assets of the Company, the restrictions on Restricted Stock may be waived at the discretion of the Plan Administrator.

   (e) If a Participant sells any shares of stock of the Company which were acquired under this Plan within 60 days after the date when the restrictions on such shares lapse, the Company will bear the Participant's cost of selling such shares.

   (f) If a Participant leaves the employ of the Company because of death, permanent disability, retirement, or early retirement under the Company's Salaried Employee Retirement Plan, or at the request of the Company (other than for "cause"), the Participant will receive shares of Restricted Stock as specified in Sections 9, 10, 11, or 12 of this Plan.

  (g) Each certificate evidencing shares of Restricted Stock shall bear an appropriate legend referring to the restrictions applicable to such shares.

9. RESIGNATION OR TERMINATION: If a Participant voluntarily leaves the employ of the Company or is terminated for cause (for example, acts of dishonesty or gross misconduct), the Participant shall forfeit any and all interest in the Plan and any Restricted Stock. Exceptions may be granted at the discretion of the Plan Administrator. Participants terminated by the Company for any other reasons will receive all Restricted Stock free from restrictions and will be granted a pro-rata award for the Fiscal Year in which they were terminated. These awards will be free of restrictions at a time determined by the Plan Administrator but in no event later than described in Subsection 8(b) above.

10. DISABILITY: A Participant eligible for an award of Restricted Stock who becomes totally and permanently disabled during a Fiscal Year may, at the discretion of the Plan Administrator, be granted a pro-rata Restricted Stock award based on salary grade midpoint, level of achievement in relation to targets, and amount of time worked. This award and any Restricted Stock previously granted shall be released from all restrictions as soon as possible after the determination of total and permanent disability.

11. DEATH: A Participant who was eligible for an award of Restricted Stock and dies during the Fiscal Year may, at the discretion of the Plan Administrator, have granted to his or her estate a pro-rata Restricted Stock award based on salary grade midpoint, level of achievement in relation to targets, and amount of time worked. This award and any Restricted Stock previously granted shall be released from all restrictions as soon as possible after the date of death.

12. NORMAL OR EARLY RETIREMENT: A Participant who is eligible for an award of Restricted Stock and retires during a Fiscal Year may, at the discretion of the Plan Administrator, be awarded a pro-rata Restricted Stock award based on salary grade midpoint, level of achievement in relation to targets, and the amount of time worked. Participants who retire at the end of the Fiscal Year will be awarded the full number of Restricted Stock shares. These awards and any Restricted Stock previously granted shall be released from all restrictions at a time determined by the Plan Administrator, but in no event later than described in Subsection 8(b) above.

13. SHARE WITHHOLDING: Participants may elect, subject to the approval of the Plan Administrator, to satisfy, in whole or in part, the tax liability arising upon the vesting of the Restricted Stock by one of the methods set forth below. The maximum value of the shares which may be withheld pursuant to Subsections (a) or (b) below, or the value of the shares which may be surrendered pursuant to Subsection (c) below, is limited to the sum of the maximum federal, state, and local income tax rates in the state in which the Participant is resident times the value of the vesting shares of Restricted Stock.

   (a) A Participant may deliver to the Plan Administrator, more than six months before the vesting of Restricted Stock, a written election to have shares withheld. Any modification or revocation of such an election shall be effective no earlier than six months following the date it is delivered to the Plan Administrator.

   (b) A Participant may deliver to the Plan Administrator, during a Window Period, a written election to have shares withheld. Any modification or revocation of such an election may be made only during a Window Period.

   (c) A Participant may deliver to the Company, within 60 business days before or after the vesting of Restricted Stock, previously owned shares.

14. AMENDMENTS: The Plan Administrator has full power and final authority to construe, interpret and administer the Plan. The Board has the right to change, modify, or terminate the Plan, with or without notice, in whole or in part, at any time.

                                      -5-